Exhibit 99.2

FIRST AMENDMENT
TO THE
RESTATED PARK PLACE
ENTERTAINMENT CORPORATION
401(K) SAVINGS PLAN

WHEREAS, the Restated Park Place Entertainment Corporation 401(k) Savings Plan (the “Plan”) was adopted on March 22, 2001;

WHEREAS, under Section XIII of the Plan, Park Place Entertainment Corporation reserved the right to amend the provisions of the Plan through action of its Board of Directors; and

WHEREAS, it has become necessary to amend the Plan in order to provide for (i) the merger of the Caesars 401(k) Plan into the Plan, (ii) the addition of Bally’s Skyscraper, Inc. as an Employer under the Plan and (iii) certain other changes under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       Section 1.16 is amended to read as follows:

“‘Compensation’ shall mean salary, wages, bonuses, overtime, gratuities, commissions and other remuneration earned by a Participant for personal services actually rendered in the course of employment with the Employer during a Plan Year for the period of time during which he was a Participant during such Plan Year, but shall exclude any income attributable to the grant, vesting or exercise of stock options granted to the Employee by the Employer, any moving expenses, any severance or salary continuation payments received by the Participant and all Matching Contributions to this Plan and any other employer contributions to any other pension or profit sharing plan, or contributions made under any insurance or welfare plan.”

2.                                       Section 1.49 is amended by adding the following new paragraphs (f) and (g) at the end thereof to read:

“(f)                              If on November 1, 2000 an individual is an employee of Cascata Golf Course, any period during which such individual was employed by Cascata Golf Course prior to November 1, 2000 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Eligibility Service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.

(g)                                 If on June 1, 2001 an individual is an employee of Bally’s Skyscraper, Inc., any period during which such individual was employed by The Claridge at Park Place, Inc. prior to June 1, 2001 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Eligibility Service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.”

3.                                       Section 1.50 is amended by adding the following new paragraphs (g) and (h) at the end thereof to read:

“(g)                           If on November 1, 2000 an individual is an employee of Cascata Golf Course, any period during which such individual was employed by Cascata Golf Course prior to November 1, 2000 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Service’.

(h)                                 If on June 1, 2001 an individual is an employee of Bally’s Skyscraper, Inc., any period during which such individual was employed by The Claridge at Park Place, Inc. prior to June 1, 2001 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Service’.”

4.                                       Section 3.2(b) is amended by adding the following new sentence at the end thereof to read:

“For the Plan Year beginning January 1, 2001, for purposes of this Section 3.2(b), an Employee employed at the Flamingo Reno Hotel on September 30, 2001 shall be considered to be employed on the last day of the Plan Year.”

5.                                       Section 4.3(c) is amended by adding the following new subparagraphs (v) and (vi) at the end thereof to read:

“(v)                           The Actual Deferral Percentage limitations of this Section shall, pursuant to Treas. Reg. § 1.401(k)-1(g)(11) be applied separately (A) to Eligible Employees of the Employer covered by a collective bargaining agreement and (B) to Eligible Employees of the Employer not covered by a collective bargaining agreement.

(vi)                              The Employer may treat collective bargaining units separately or two or more separate collective bargaining units as a single collective bargaining unit in accordance with Treas. Reg. § 1.401(k)-1(g)(11)(ii)(B).”

6.                                       Section 4.5(c) is amended by adding the following new subparagraph (vi) at the end thereof to read:

“(vi)                        The Actual Contribution Percentage Test of Section 4.5(a) shall be automatically satisfied with respect to those Eligible Employees who are covered by a collective bargaining agreement pursuant to Treas. Reg. § 1.401(m)-1(a)(3).”

7.                                       Section 9.1(c) is amended to read as follows:

“The minimum loan shall be $500 and, except as otherwise provided in this paragraph (c), only one loan (or, at the sole discretion of the Committee, two loans) may be outstanding at any time.  This requirement that only one loan (or two loans) may be outstanding at any time shall not apply to the extent that a loan (or loans) is (are) used to pay unreimbursed educational expenses incurred by the Participant, his spouse, children or dependents (“education loan”).  For purposes of this paragraph, any amounts in an account attributable to an outstanding loan (or loans) made to a Participant that is (are) not an education loan (or education loans) that are transferred to the Plan from any Affiliate Plan pursuant to Section 14.2, from the Hilton Plan pursuant to Article XV, from the Bally’s Las Vegas Plan pursuant to Article XVI, from the Bally’s Park Place Plan pursuant to Article XVII, from the AC Hilton Plan pursuant to Article XXIII, from the ACCC Plan pursuant to Article XIX or from the Caesars Plan pursuant to Article XXI shall be considered as one outstanding loan.”

8.                                       The Plan is amended by adding a new Article XXI at the end thereof to read:

“ARTICLE XXI

SPECIAL PROVISIONS PERTAINING TO THE
MERGER OF THE CAESARS 401(k) PLAN INTO THE PLAN

21.1                           General.  Effective as of August 1, 2001, the Caesars 401(k) Plan (the “Caesars Plan”) shall be merged into the Plan so that all assets of the Caesars Plan shall be transferred to the Plan for application under the terms of the Plan and the liabilities for benefits under the Caesars Plan through July 31, 2001, shall be assumed by the Plan.

21.2                           Transfer of Account Balances.  In connection with the merger of the Caesars Plan into the Plan, amounts reflecting the account balance in each account under the Caesars Plan as of August 1, 2001 with respect to each participant under the Caesars Plan as of such date shall be accounted for under the Plan in accordance with the following rules:

(a)                                  Amounts transferred from the Caesars Plan to this Plan consisting of (i) a Participant’s “pre-tax account” (as such term is defined in the Caesars Plan) and (ii) a Participant’s “ITT pre-tax account” (as such term is defined in the Caesars Plan) shall be credited to such Participant’s Salary Deferral Contribution Account under this Plan.

(b)                                 Amounts transferred from the Caesars Plan to this Plan consisting of a Participant’s “employer match account” (as such term is defined in the Caesars Plan) shall be credited to such Participant’s Matching Contribution Account under this Plan.

(c)                                  Amounts transferred from the Caesars Plan to this Plan consisting of a Participant’s “rollover account” (as such term is defined in the Caesars Plan) shall be credited to such Participant’s Rollover Contribution Account under this Plan.

(d)                                 Amounts transferred from the Caesars Plan to this Plan consisting of a Participant’s “ITT post-86 after-tax account” and a Participant’s “ITT pre-87 after-tax account” (as such terms are defined in the Caesars Plan) shall be credited to such Participant’s After Tax Contribution Account under this Plan.

(e)                                  Amounts transferred from the Caesars Plan to this Plan consisting of a Participant’s “Starwood match account”, “ITT match account,” “Westin RAP account” and “prior plan basic account” (as such terms are defined in the Caesars Plan) shall be credited to a separate subaccount established under such Participant’s Matching Contribution Account under this Plan called the “Caesars Old Match Subaccount”.  Notwithstanding the provisions of Section 7.3, a Participant shall be fully vested at all times in his Caesars Old Match Subaccount.

(f)                                    Amounts transferred from the Caesars Plan to this Plan consisting of a Participant’s “ITT rollover account” and “ITT prior plan monies account” (as such terms are defined in the Caesars Plan) shall be credited to a separate subaccount established under such Participant’s Matching Contribution Account under this Plan called the “Caesars Prior Plan Subaccount”.  Notwithstanding the provisions of Section 7.3, a Participant shall be fully vested at all times in his Caesars Prior Plan Subaccount.

21.2                           Distributions.  The provisions of Article VII shall apply to any individual who has an account balance transferred from the Caesars Plan to this Plan pursuant to this Article XXI.

21.3                           Caesars Prior Plan Subaccounts.  A Participant who has a Caesars Prior Plan Subaccount under the Plan may elect to withdraw all or a portion of his Caesars Prior Plan Subaccount at any time.

21.4                           Loans.  Any outstanding loans transferred to the Plan from the Caesars Plan will continue to be held on the same terms as those contained in the loan agreement between the Participant and the Caesars Plan, except that the Plan will be substituted as the obligee of the loan.

21.5                           Benefit Options.  All applicable “benefit options” (within the meaning of Section 411(d)(6)(B)(ii) of the Code and the Treasury Regulations thereunder) that are attributable to any amounts transferred from the Caesars Plan shall continue to apply with respect to such transferred amounts held under this Plan.

21.6                           Restoration of Forfeitures.  The provisions of Section 7.3(e) (relating to the restoration of forfeitures) shall apply to any individual who:  (i) was a participant in the Caesars Plan, (ii) terminated employment with Caesars World, Inc. or its affiliate prior to the time such individual’s accounts under the Caesars Plan are transferred to this Plan, (iii) received a distribution of his vested interest under the Caesars Plan, (iv) was reemployed by the Employer prior to completing five (5) consecutive one Year Breaks in Service (including, for this purpose, any one year breaks in service that might have occurred under the Caesars Plan), and (v) repays the full amount previously distributed to him within five years of the date he is reemployed by the Employer.

21.7                           Special Rules Pertaining to the Starwood Stock Fund.  If a Participant who had amounts transferred to this Plan pursuant to this Article XXI had a portion of his account balance under the Caesars Plan invested in the Starwood Stock Fund (as such term is defined in the Caesars Plan), such amounts shall continue to be held in a Starwood Stock Fund under this Plan.  The Starwood Stock Fund under this Plan shall consist of amounts invested by Participants in the Starwood Stock Fund under the Caesars Plan that were transferred to this Plan pursuant to this Article XXI.  The Starwood Stock Fund is a frozen fund and Participants are prohibited from investing contributions or reallocating amounts held under the Plan to the Starwood Stock Fund.  In connection with a distribution from the Plan pursuant to Sections 7.1, 7.2 or 7.3, a Participant may elect to receive the value of his Vested Account Balance invested in the Starwood Stock Fund in full paired shares of common stock of Starwood Hotels & Resorts Worldwide, Inc. and Class B shares of beneficial interest of Starwood Hotels & Resorts and in cash for any fractional shares.”

9.                                       Appendix A is amended to read as follows:

“APPENDIX A

Names of Employers

Plan Sponsor:

Park Place Entertainment Corporation

Affiliates:

FHR Corporation (Nevada)

Flamingo Hilton-Laughlin, Inc. (Nevada)

LVH Corporation (Nevada)

Parball Corporation (Nevada) (prior to November 1, 1999, only as to its employees at the Flamingo Hilton)

Effective May 22, 2000, GNOC, Corp.

Effective May 22, 2000, Atlantic City Country Club, Inc.

Effective June 1, 2001, Bally’s Skyscraper, Inc.

Effective August 1, 2001, Desert Palace, Inc.

Effective August 1, 2001, Boardwalk Regency Corporation

Effective August 1, 2001, Caesars World, Inc.”

10.                                 Effective Dates.

(a)                                  The amendments made by paragraphs 1, 5 and 6 shall be effective as of January 1, 2001.

(b)                                 The amendments made by paragraphs 2, 3 and 9 shall be effective as of June 1, 2001.

(c)                                  The amendments made by paragraph 7 shall be effective as follows:  (i) the amendments made by the first two sentences shall be effective on December 3, 2001 and (ii) the amendments made by the last sentence shall be effective as of August 1, 2001.

(d)                                 The amendments made by paragraph 8 shall be effective as of August 1, 2001.

(e)                                  The amendments made by paragraph 4 shall be effective as of October 23, 2001.

IN WITNESS WHEREOF, Park Place Entertainment Corporation has executed this First Amendment to the Plan on this 21st day of November, 2001.

ATTEST:	PARK PLACE ENTERTAINMENT
CORPORATION

/s/ Bernard E. DeLury	By:	/s/ Wallace R. Barr
Assistant Secretary	Title:	Executive Vice President/Chief Operating Officer